Exhibit 10.32
TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is entered into by and between Group 1 Automotive, Inc. (“Group 1” or the “Company”) and Frank Grese (“Employee”) (collectively, the “Parties”), effective as of November 1, 2022 (the “Effective Date”).

A.     RECITALS

1.    Employee is currently employed by the Company as Senior Vice President Training, Operations Support & Employee Communications. The Company is phasing out the position of Senior Vice President Training, Operations Support & Employee Communications but desires Employee to continue to serve in that capacity until his retirement on December 31, 2022 (the “Retirement Date”). Between the Effective Date and the Retirement Date (such period, the “Transition Period,”) unless earlier terminated pursuant to Section 3 below, Employee will continue to serve in the following roles and perform the duties commensurate with the applicable position.

B.     AGREEMENT

In consideration of the following promises and covenants, the Parties agree as follows:

1.     Resignation; Release: In return for the Company’s agreement to enter into this Agreement: (a) the Company agrees to employ Employee as Senior Vice President Training, Operations Support & Employee Communications beginning on the Effective Date and ending on the Retirement Date and (b) subject to other promises as outlined herein, Employee (i) agrees to accept the terms of this Agreement, (ii) has delivered, together with the execution of this Agreement, a letter of retirement, attached hereto as Exhibit “A,” and (iii) agrees to execute on December 31, 2022, the Release and Waiver of Claims Agreement (“Release,” attached hereto as Exhibit “B”).

2.    Role; Compensation & Benefits: Unless Employee’s employment earlier terminates pursuant to Section 3 below, Employee shall continue to serve as Senior Vice President, Training, Operations Support & Employee Communications for Group 1 during the Transition Period. Employee (i) will continue to be paid his regular salary as of the Effective Date through December 31, 2023, (ii) will continue to be eligible for year-end incentive bonuses during the Transition Period if earned, (ii) shall continue to participate in and receive all health and welfare benefits during the Transition Period to which he is entitled as a Group 1 employee, including, but not limited to, those set forth in Section 4 below, and (iii) be provided with office space, computer access, and phone privileges during the Transition Period. Except as otherwise provided in this Agreement, Employee acknowledges and agrees that Employee has no right to receive any additional form or type of remuneration of any kind or type that may be paid to other executives prior to the Retirement Date. Employee acknowledges that he will not be entitled to receive any additional restricted stock grants.
3.    Term: Both Group 1 and Employee expressly understand and agree that until the Retirement Date, unless terminated pursuant to the following sentence, Employee will remain employed (a) as the Senior Vice President, Training, Operations Support & Employee Communications through the Transition Period. A termination of employment prior to the Retirement Date, by either party, shall occur only in the event or occurrence of one of the following: (i) Employee’s death or “Disability” as such term is defined in the Employee’s Restricted Stock Agreement(s) (as such term is defined below) (a “Qualified Termination”), or (ii) a termination by the Company for “Cause” as such term is defined below. If the Employee’s employment is terminated on the Retirement Date, or if Employee’s employment is terminated prior to the Retirement Date for any reason other than (A) for Cause, (B) on account of Employee’s death or Disability, or (C) any termination by Employee, then, subject

Exhibit 10.32
to Employee’s entry into (and non-revocation in the time provided to do so), on the date of termination or within 21 days thereafter, a release of claims acceptable to the Company in a form (subject to adjustment by the Company to reflect applicable law, Employee’s particular terms and date of separation) similar to the Release, the Company agrees that any restricted stock award which has not vested and been released as of the date of termination (the “Restricted Stock”), will become vested on the “Compliance Expiration Date,” as such term is defined in the agreements evidencing the Restricted Stock (the “Restricted Stock Agreements”), under and subject to the Qualified Retirement provisions of the Restricted Stock Agreements or, if earlier, Employee’s death. These shares will become vested and nonforfeitable following such two-year holding period relating to the Compliance Expiration Date provided that the Employee satisfies the confidentiality, non-competition, and non-solicitation provisions contained in Exhibit A of the Restricted Stock Agreement. Notwithstanding the foregoing, the Company agrees that the Employee shall be entitled to vest in those shares that would otherwise have vested as of February ___, 2023 (the “February 2023 Shares”), the February 2023 Shares will not be forfeited immediately following the Retirement Date and the February 2023 Shares shall not be subject to the two-year restraints placed on all other shares subject to Qualified Retirement provisions. The Company acknowledges and agrees that the Compensation Committee of the Board of Directors has agreed to allow the vesting of such shares and not be included in the Qualified Retirement provision under these circumstances. For determining the timing of payments upon termination pursuant to this Section 3, “date of termination,” “termination of employment” and similar terms will mean “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h). For purposes of this Section 3, the term “Cause” shall mean any of the following: (1) indictment or conviction of any felony or any crime involving dishonesty, (2) participation in any fraud or act of dishonesty against the Company, (3) a violation of any Company policy that causes a material detriment to the Company, (4) a breach of the executive’s duties to the Company, including but not limited to unsatisfactory performance of job duties that is not corrected within 30 days after written notice, (5) intentional damage to any property of the Company, and (6) conduct by the executive that demonstrates gross unfitness to serve.

4.    Rights Not Affected: This Agreement will not affect Employee’s rights in the Group 1 Automotive, Inc. Deferred Compensation Plan, the Executive Term Life & Accidental Death and Dismemberment Insurance, the Disability Income Insurance: Long Term Benefits, the Company’s 401(k) plans or any deferred compensation plan, or Employee’s ownership rights to shares of stock in the Company.

5.    Restrictive Covenants; Employee Obligations:

(a)Group 1 and Employee agree that the terms of this Agreement are a private matter, which shall not be divulged in any form to others. Accordingly, Group 1 and Employee hereby agree that, except as provided by law and the requirements under the Securities and Exchange Act of 1934, they will not disclose, disseminate and/or publicize or cause to be disclosed, disseminated and/or publicized any of the terms of this Agreement or the discussions which have led up to this Agreement to anyone, with the exception of those within Group 1 who have a business need to know the terms and the Employee’s attorney, any financial or tax advisors, and spouse and children, who shall not divulge its contents to any third party.

(b)Employee reaffirms his commitment to maintain confidentiality of all Company business, proprietary information and relationships and agrees not to disparage the Company, its employees, officers, and directors.

Exhibit 10.32
(c)Employee has executed the attached retirement letter on the Effective Date. Employee agrees to execute any additional documents necessary to effectuate his resignation as Senior Vice President, Training, Operations Support & Employee Communications with Group 1 and to cooperate in any filings with the Securities and Exchange Commission related to his retirement.

(d)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.

6.    Prior Agreements. Employee acknowledges and agrees that the terms of the Company’s compensation recovery policy, which allows for claw back of certain performance-based payments under certain events, shall remain in full and effect during and after the Term.

7.    Severability: In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

8.    Employee Indemnity Not Affected: The releases contained herein shall not affect Group 1’s obligation under law, to the extent applicable, to indemnify Employee as an employee for actions taken within the scope and course of Employee’s employment.

9.    Jurisdiction and Choice of Law: The Employee and Company agrees to use the Laws of Texas to enforce the terms of this Agreement and the matter shall be heard in Harris County, Texas. Employee agrees to service and personal jurisdiction in Harris County, Texas.

In Witness Whereof, the parties have executed this Agreement effective as of the Effective Date.

FRANK GRESE (“EMPLOYEE”)	GROUP 1 AUTOMOTIVE, INC.

By: /s/ Frank Grese	By: /s/ Edward McKissic

Dated: October 27, 2022	Dated: October 27, 2022

Exhibit 10.32
EXHIBIT “A”

RETIREMENT LETTER

[_______], 2020

Group 1 Automotive, Inc.
Board of Directors
Chief Executive Officer
800 Gessner, Suite 500
Houston, Texas 77024

Dear All:

I hereby give notice that effective as of December 31, 2022 or such later date as may be mutually agreed, I will retire from my position as Senior Vice President, Training, Operations Support & Employee Communications of Group 1 Automotive, Inc. (the “Company”) and will, effective as of December 31, 2022, retire from all other officer, director and other positions I hold at the Company and all of its respective subsidiaries and affiliates.

Exhibit 10.32
EXHIBIT “B”

RELEASE AND WAIVER OF CLAIMS AGREEMENT

    This Release and Waiver of Claims Agreement (“Agreement”) is made and entered into by and between Frank Grese (the “Employee”) and Group 1 Automotive, Inc. (the “Company”).

    NOW, THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:

    1.     Effective Date. Except as provided herein, this Agreement shall be effective the date it is signed by both parties (the “Release Effective Date”).

    2.     Retirement Date. Employee has resigned from his position as Senior Vice President, Training, Operations Support & Communications of the Company, and will resign all other positions and responsibilities effective December 31, 2022 (“Retirement Date”).

    3.     Consideration by the Company. For and in consideration of the promises made by the Employee in this Agreement, the Company shall:

a.    Provided for the continued payment of Employee’s base salary through December 31, 2023 and allow those shares of Restricted Stock that otherwise would be released on February __, 2023 had Employee been employed on such date to be released and not be held in suspense for two years as required under a Qualified Retirement that are unvested and outstanding as of the Retirement Date.
b.    With the exception of any claim arising from fraud, illegal activity or dishonesty, the Company and its subsidiaries, related companies, parents, successors and assigns agrees to forever unconditionally release, waive and discharge Employee and his heirs, executors, administrators successors and assigns from any and all claims, debts, liabilities, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Release Effective Date of this Agreement, or arising out of or in connection with Employee’s employment with the Company or any affiliate of the Company.
    c.    The Company agrees and promises that it will not engage in any disparaging conduct directed at Employee, and the Company shall refrain from making any derogatory statements or disparaging behavior concerning Employee in the future.

EMPLOYEE SPECIFICALLY ACKNOWLEDGES THAT HE WOULD NOT OTHERWISE BE ENTITLED TO THE CONSIDERATION SET FORTH IN THIS PARAGRAPH WERE IT NOT FOR HIS COVENANTS, PROMISES AND RELEASES SET FORTH HEREUNDER.

    4.    Consideration by the Employee. For and in consideration of the promises made by the Company in Paragraph 3 of this Agreement, Employee agrees as follows:

Exhibit 10.32
        a.     Employee agrees for himself and his heirs, executors, administrators, successors and assigns to forever unconditionally release, waive and discharge the Company and its subsidiaries, related companies, parents, affiliates and each of the foregoing entities’ respective successors and assigns, and current and former divisions, partnerships, related entities, officers, directors, managers, members, shareholders, attorneys, agents, insurers, benefit plans (and the fiduciaries and trustees of such plans) and employees (collectively, the “Released Parties”) from any and all claims, debts, liabilities, promises, agreements, demands, causes of action, attorneys' fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising on or prior to the Release Effective Date. This total release includes, but is not limited to, all claims or demands related to: (i) salary, bonuses, commissions, compensation, stock, stock options, performance shares, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state or local statutory or common law or ordinance or cause of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; (ii) any federal, state or local anti-discrimination or anti-retaliation law; (iii) violation of (each, as may have been amended): the United States and Texas Constitutions; the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code and the Texas Whistleblower Act), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection Act, the Americans With Disabilities Act of 1990, the Employee Retirement Income and Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, and the Sarbanes Oxley Act. Employee specifically does not release his right to apply for unemployment compensation benefits. Should Employee apply for such benefits, the Company will not oppose such application.

    b. Employee agrees and promises that Employee will not engage in any disparaging conduct directed at the Company or any other Released Party, and Employee shall refrain from making any derogatory statements or disparaging behavior concerning the Company or any other Released Party in the future.

    c. Employee hereby represents and warrants that he will return to the Company all Company property, materials, files and documents in his possession including, but not limited to, Company files, notes, records, computer recorded information, electronically stored information, tangible property, credit cards, entry cards, pagers, identification badges, and keys.

        d.     Employee agrees that Darryl Burman and Daryl Kenningham have been designated as the only persons he will contact on matters related to this Agreement. Employee specifically agrees that he will not contact any other employee or director of the Company concerning these matters.

        e.     Employee understands and agrees that, after December 31, 2022, he is no longer authorized to incur any expenses or obligations or liabilities on behalf of the Company or to make or take any actions as an officer of the Company unless specifically instructed to do so by Earl Hesterberg.

        f.     Employee agrees that during his tenure as an employee and thereafter, he shall not, directly or indirectly, personally, or on behalf of any other person, business, corporation or entity, divulge or make use of any confidential business information or trade secrets of the Company or any other Released Party, including but not limited to: customer or employee information, training material, information related to acquisitions or divestments, buying habits and preferences of customers; marketing strategies; pricing or financial information; technical information; operations information and operations strategies.

Exhibit 10.32

        g.     Employee specifically waives his right to recover in any action which may be brought on his behalf by any person or entity, including, but not limited to, any governmental department or agency such as the Equal Employment Opportunity Commission or the United States Department of Labor. Employee specifically represents and warrants that he has not initiated or caused to be initiated any legal action with any court and that he has not filed or caused to be filed an administrative charge, claim or complaint with any governmental office or department or agency, including but not limited to the Equal Employment Opportunity Commission.

h.    Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Department of Labor (“DOL”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, DOL or comparable state or local agency or cooperating with such agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC, NLRB, DOL or comparable state or local agency or proceeding or subsequent legal actions. Further notwithstanding this release of liability, nothing in this Agreement limits Employee’s right to obtain vested benefits under any benefit plan governed by ERISA.

i.    Employee hereby acknowledges that a partial consideration for the benefits he will receive pursuant to this Agreement and an inducement for the Company to enter into this Agreement is Employee’s agreement, if reasonably requested by the Company, to cooperate with the Company in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal or equitable proceedings which involve Company or any of its current or former employees, officers or directors. This cooperation may include, but shall not be limited to, the availability to provide testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony. Employee acknowledges that he shall make himself available at the Company’s reasonable request for any meetings or conferences the Company deems necessary in preparation for the defense or prosecution of any such legal proceedings. If the Company requests Employee to travel or travel is otherwise required in conjunction with the Employee providing assistance to the Company pursuant to this provision, the Company will reimburse or pay for Employee’s necessary and reasonable travel expenses.

j.    In signing below, Employee expressly represents that, as of the date Employee signs this Agreement, he has received all leaves (paid and unpaid) to which he has been entitled during his employment with the Company and any other Released Party and he has received all wages, bonuses and any other compensation or other form of remuneration, equity-based or otherwise, that he is owed and has been by the Company and each other Released Party.

k.    The parties hereby expressly agree and acknowledge that this release of liability of claims shall inure to the benefit of, and apply to, each of the Released Parties that are not signatories hereto, even though such Released Parties are not signatories to this Agreement, as the parties expressly agree and acknowledge that each such Released Party is a third-party beneficiary of Employee’s releases, covenants and representations set forth in this Agreement.

    5.    No Admissions. Employee agrees that this Agreement does not, and shall not be construed to, constitute an admission by the Company or any other Released Party of any violation of any federal, state or local statute or regulation, or any violation of any of the Employee’s rights or of any duty owed by the Company or any other Released Party to the Employee.

Exhibit 10.32

    6.     Modification. This Agreement along with the Employment Agreement and any Restricted Stock Agreement contain the entire agreement of the parties hereto and there are no agreements, understandings or representations made by the Company or the Employee, except as expressly stated herein. This Agreement supersedes all prior agreements and understandings between the Company and the Employee. No cancellation, modification, amendment, deletion, addition or other changes in this Agreement or any provision hereof or any right herein provided shall be effective for any purpose unless specifically set forth in a subsequent written agreement signed by both Employee and an authorized representative of the Company.

    7.     Construction. The parties agree that this Agreement shall be construed as if the parties jointly prepared it so that any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

    8.    Severability and Waiver. The parties agree that the covenants of this Agreement are severable and that if any single clause or clauses shall be found unenforceable, the entire Agreement shall not fail but shall be construed and enforced without any severed clauses in accordance with the terms of this Agreement. The parties also agree that any failure by any party to enforce any right or privilege under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein. The terms of this Agreement are to be construed under the laws of the State of Texas. The parties’ consent to the jurisdiction of the courts of the State of Texas for any disputes arising hereunder.

9.     Adequacy of Consideration. The parties further acknowledge the adequacy of the additional consideration provided herein by each to the other, that this is a legally binding document, and that they intend to be bound by and faithful to its terms.
10.    Period of Consideration. The Employee is fully aware of the contents of this Agreement and of its legal effect. The Employee acknowledges that he was advised on the date he received this Agreement that he had a period of twenty-one (21) calendar days to review and consider this Agreement before signing. The Employee further acknowledges that he voluntarily may waive his right to take the full 21-day consideration period and may sign this Agreement at any time before the 21-day period elapses.
11.    Period of Revocation. The Employee understands that after signing this Agreement he may, in his sole discretion, revoke his acceptance of the Agreement by giving written notice to Darryl Burman, within seven (7) days after the Employee signs the Agreement. Notice of revocation must be received no later than the close of business on the seventh (7th) day following the Employee’s execution of this Agreement.
    12.    Attorney Consultation. Employee certifies that by signing this Agreement he has had a reasonable amount of time to consider its terms, that he has had the opportunity to consult with an attorney before signing this Agreement, and that he has signed this Agreement after good-faith negotiations concerning its terms. Employee is hereby advised in writing to consult with an attorney prior to signing this Agreement.

    13.     Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

Exhibit 10.32
In Witness Whereof, the parties have executed this Agreement effective as of the date last written below.

FRANK GRESE (“EMPLOYEE”)	GROUP 1 AUTOMOTIVE, INC.

By: _________________________________	By: ___________________________

Dated: _______________________________	Dated: ________________________